UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

MiNK Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40908	82-2142067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

149 Fifth Avenue Suite 500
New York, New York		10010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 994-8250

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	INKT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

Effective March 13, 2026, MiNK Therapeutics Inc.'s (the “Company”) Board of Directors appointed Melissa Orilall, Agenus Inc.'s ("Agenus") current Vice President, Global Financial Operations to serve as the Company's Principal Financial Officer. Ms. Orilall, provides services to the Company through an Amended and Restated Intercompany Services Agreement between the Company and Agenus.

Ms. Orilall, age 37, joined Agenus in November 2017 and has served as Vice President, Global Financial Operations at Agenus and through the Amended and Restated Intercompany Services Agreement, MiNK, since March 2026 where she is responsible for overseeing general accounting, month-end and quarterly close procedures and financial planning and analysis. Prior to November 2017, Ms. Orilall worked at Whitehead Institute for Biomedical Research where she focused on financial planning and modeling. Her experience also includes several years in corporate banking with portfolio management and operational responsibilities. Ms. Orilall holds a Canadian CPA designation and an Honors BAS in Accounting from York University in Toronto.

There were no new arrangements or modifications to existing arrangements entered into with Ms. Orilall in connection with her designation as the Company’s Principal Financial Officer. Ms. Orilall does not receive any compensation directly from the Company for her services to the Company.

The designation of Ms. Orilall to serve as the Company’s Principal Financial Officer was not made pursuant to any arrangement, other than the Amended and Restated Intercompany Services Agreement, or understanding with respect to any other person. In addition, Ms. Orilall does not have any family relationships with any of the Company’s directors or executive officers subject to disclosure under Item 401(d) of Regulation S-K and is not a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

Appointment of Principal Accounting Officer

Also effective March 13, 2026, the Company's Board of Directors appointed Austin Charette, Agenus' current Senior Director, Financial Reporting and Compliance, to serve as the Company's Principal Accounting Officer. Mr. Charette, provides services to the Company through an Amended and Restated Intercompany Services Agreement between the Company and Agenus.

Mr. Charette, age 37, joined Agenus in August 2017 and has served as Senior Director, Financial Reporting and Compliance since January 2026 where he is responsible for the Company's external reporting, technical accounting, internal controls and implementation of new accounting standards. Prior to his current position, Mr. Charette served in multiple roles of increasing responsibility in Agenus' financial reporting and compliance function. Prior to joining Agenus, Mr. Charette served in roles of increasing responsibility within the audit and assurance practice of Deloitte & Touche LLP from September 2013 to August 2017. Mr. Charette earned a Bachelor of Science in Computer Information Systems from Roger Williams University and both a Master of Science in Accounting and a Master of Business Administration from Northeastern University.

There were no new arrangements or modifications to existing arrangements entered into with Mr. Charette in connection with his designation as the Company’s Principal Accounting Officer. Mr. Charette does not receive any compensation directly from the Company for his services to the Company.

The designation of Mr. Charette to serve as the Company’s Principal Accounting Officer was not made pursuant to any arrangement, other than the Amended and Restated Intercompany Services Agreement, or understanding with respect to any other person. In addition, Mr. Charette does not have any family relationships with any of the Company’s directors or executive officers subject to disclosure under Item 401(d) of Regulation S-K and is not a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 19, 2026	By:	/s/ Jennifer S. Buell
Jennifer S. Buell, Ph.D., Chief Executive Officer